Exhibit 99.1
News Release
Contact Information:
Steven Moore
408-200-9221
smoore@pixelworks.com
Pixelworks Repurchases Additional Bonds
TUALATIN, Ore., August 18, 2008 — Pixelworks, Inc. (NASDAQ: PXLW), an innovative provider of powerful video and pixel processing technology, announced today that the Company completed the repurchase of an additional $14.1 million principal amount of its outstanding 1.75% convertible subordinated debentures on August 15, 2008, in a combination of open market and private transactions. The purchase price ranged from 70 to 71 percent of face value.
     Together with Pixelworks’ repurchases on August 6, 2008 and the “Modified Dutch Auction” tender offer completed in March 2008, the Company has repurchased approximately $79.4 million of its outstanding debentures in 2008 at purchase prices ranging from 70 to 74 percent of face value. These repurchases have reduced Pixelworks’ long-term debt from $140.0 million at the beginning of the year to approximately $60.6 million.
About Pixelworks, Inc.
     Pixelworks, headquartered in Tualatin, Oregon, is an innovative designer, developer and marketer of video and pixel processing technology semiconductors and software for high-end digital video applications. At design centers in Shanghai and San Jose, Pixelworks engineers push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
For more information, please visit the Company’s Web site at www.pixelworks.com.
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